Filed pursuant to Rule 433(d)
Registration Nos. 333-197204 and 333-197204-01

FINAL TERM SHEET, dated August 26, 2014

$1,009,915,000

John Deere Owner Trust 2014-B

Issuing Entity

$ 317,000,000	Class	A-1	0.21000% Asset Backed Notes
$ 225,000,000	Class	A-2A	0.54% Asset Backed Notes
$ 100,000,000	Class	A-2B	Floating Rate Asset Backed Notes
$ 283,000,000	Class	A-3	1.07% Asset Backed Notes
$ 84,915,000	Class	A-4	1.50% Asset Backed Notes

John Deere Receivables, Inc., Seller and Depositor

John Deere Capital Corporation, Sponsor and Servicer

	Class A-1 Notes(1)	Class A-2A Notes(1)	Class A-2B Notes(1)	Class A-3 Notes(1)	Class A-4 Notes(1)
Principal Amount	$317,000,000	$225,000,000	$100,000,000	$283,000,000	$84,915,000
Per Annum Interest Rate	0.21000%	0.54%	One-Month LIBOR + 0.18%	1.07%	1.50%
Final Scheduled Payment Date	September 24, 2015	July 17, 2017	July 17, 2017	November 15, 2018	June 15, 2021
Initial Public Offering Price	100.00000%	99.99159%	100.00000%	99.97816%	99.97675%
Ratings (Moody’s/ Fitch)	Prime-1(sf)/F1+sf	Aaa(sf)/AAAsf	Aaa(sf)/AAAsf	Aaa(sf)/AAAsf	Aaa(sf)/AAAsf
Payment Date	Monthly, beginning October 15, 2014 (subject to the business day convention)	Monthly, beginning October 15, 2014 (subject to the business day convention)	Monthly, beginning October 15, 2014 (subject to the business day convention)	Monthly, beginning October 15, 2014 (subject to the business day convention)	Monthly, beginning October 15, 2014 (subject to the business day convention)
Weighted Average Life(2)	0.34	1.14	1.14	2.31	3.28
CUSIP	477877 AA2	477877 AB0	477877 AC8	477877 AD6	477877 AE4

(1)	Subject to the considerations set forth in the preliminary prospectus, the Notes are generally eligible for purchase by or on behalf of employee benefit plans subject to the Employee Retirement Income Security Act of 1974, as amended, and other similar retirement plans and arrangements that are subject to Section 4975 of the Internal Revenue Code of 1986, as amended.

(2)	Pricing speed: 18% CPR (with a 10% clean-up call)

Trade Date: August 26, 2014

Expected Settlement Date: September 3, 2014

Initial Note Value: $1,035,811,582 (discount rate: 4.00%)

Certificate Principal Amount: $25,896,582

Initial Reserve Account Deposit: $10,358,116

Specified Reserve Account Balance: $10,358,116

RBC Capital Markets	Citigroup	MUFG

Barclays	HSBC

The Depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Depositor has filed with the SEC for more complete information about the Depositor, the issuing entity, and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, the Depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-375-6829.

This free writing prospectus does not contain all information that is required to be included in the base prospectus and the prospectus supplement.